Exhibit k.1

Exhibit A

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (“Agreement”) is made as of this 31st day of January, 2017 by and between VII PEAKS CO-OPTIVIST INCOME BDC II, INC., a Maryland corporation (the “Fund”), and VII PEAKS CO-OPTIVIST INCOME FUND, a Delaware statutory trust (the “DE Trust”) (the Fund and the DE Trust are hereinafter collectively referred to as the “parties”).

In consideration of the mutual promises contained herein, and intending to be legally bound, the parties hereto agree as follows:

1.	Plan of Reorganization.

(a)       Upon satisfaction of the conditions precedent described in Section 3 hereof, the Fund will convey, transfer and deliver to the DE Trust at the closing provided for in Section 2 (hereinafter referred to as the “Closing”) all of the Fund’s then-existing assets (the “Assets”). In consideration thereof, the DE Trust agrees at the Closing (i) to assume and pay when due all obligations and liabilities of the Fund, existing on or after the Effective Date of the Reorganization (as defined in Section 2 hereof), whether absolute, accrued, contingent or otherwise, including all fees and expenses in connection with this Agreement, which fees and expenses shall, in turn, include, without limitation, costs of legal advice, accounting, printing, mailing, proxy solicitation and transfer taxes, if any (collectively, the “Liabilities”), such Liabilities to become the obligations and liabilities of the DE Trust; and (ii) to deliver to the Fund in accordance with paragraph (b) of this Section 1, full and fractional shares of each series and class of shares of beneficial interest, without par value, of the DE Trust, equal in number to the number of full and fractional shares of the corresponding series and class of shares of beneficial interest, without par value, of the Fund outstanding at the time of calculation of the Fund’s net asset value (“NAV”) on the business day immediately preceding the Effective Date of the Reorganization. The reorganization contemplated hereby is intended to qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (“Code”). The Fund shall distribute to the Fund’s shareholders the shares of the DE Trust in accordance with this Agreement and the resolutions of the Board of Directors of the Fund (the “Board of Directors”) authorizing the transactions contemplated by this Agreement.

(b)       In order to effect the delivery of shares described in Section 1(a)(ii) hereof, the DE Trust will establish an open account for each shareholder of the Fund and, on the Effective Date of the Reorganization, will credit to such account full and fractional shares of beneficial interest, without par value, of the corresponding series and class of the DE Trust equal to the number of full and fractional shares of common stock such shareholder holds in the corresponding series and class of the Fund at the time of calculation of the Fund’s NAV on the business day immediately preceding the Effective Date of the Reorganization. Fractional shares of the DE Trust will be carried to the third decimal place. At the time of calculation of the Fund’s NAV on the business day immediately preceding the Effective Date of the Reorganization, the net asset value per share of each series and class of shares of the DE Trust shall be deemed to be the same as the net asset value per share of each corresponding series and class of shares of the Fund. On the Effective Date of the Reorganization, each certificate representing shares of a series and class of the Fund will be deemed to represent the same number of shares of the corresponding series and class of the DE Trust. Simultaneously with the crediting of the shares of the DE Trust to the shareholders of record of the Fund, the shares of the Fund held by such shareholders shall be cancelled. Each shareholder of the Fund will have the right to deliver their share certificates of the Fund to the DE Trust in exchange for share certificates of the DE Trust. However, a shareholder need not deliver such certificates to the DE Trust unless the shareholder so desires.

(c)       As soon as practicable after the Effective Date of the Reorganization, the Fund shall take all necessary steps under Maryland law to effect a complete dissolution of the Fund.

(d)       The expenses of entering into and carrying out this Agreement will be borne by the Fund to the extent not paid by its investment manager.

2.	Closing and Effective Date of the Reorganization.

The Closing shall consist of (i) the conveyance, transfer and delivery of the Assets to the DE Trust in exchange for the assumption and payment, when due, by the DE Trust, of the Liabilities of the Fund; and (ii) the issuance and delivery of the DE Trust’s shares in accordance with Section 1(b), together with related acts necessary to consummate such transactions. Subject to receipt of all necessary regulatory approvals and the final adjournment of the meeting of shareholders of the Fund at which this Agreement is considered and approved, the Closing shall occur on such date as the officers of the parties may mutually agree (“Effective Date of the Reorganization”).

3.	Conditions Precedent.

The obligations of the Fund and the DE Trust to effectuate the transactions hereunder shall be subject to the satisfaction of each of the following conditions:

(a)       Such authority and orders from the U.S. Securities and Exchange Commission (the “Commission”) and state securities commissions as may be necessary to permit the parties to carry out the transactions contemplated by this Agreement shall have been received;

(b)       (i) The shareholders of the Fund shall have voted to approve the Fund’s withdrawal of its election to be treated as a business development company the Investment Company Act of 1940, as amended (“1940 Act”), (ii) the Fund shall have filed Form N-54C to withdraw its election to be treated as a business development company, (iii) the DE Trust shall have filed Form N-8A Notification of Registration filed pursuant to Section 8(a) of the 1940 Act (“Form N-8A”) reflecting the registration of the DE Trust as a management company under the 1940 Act;

(c)       Each party shall have received an opinion of Spizzirri Law Offices Company Limited to the effect that, assuming the reorganization contemplated hereby is carried out in accordance with this Agreement, the laws of the State of Maryland and the State of Delaware, and in accordance with customary representations provided by the parties in a certificate(s) delivered to Spizzirri Law Offices Company Limited, the reorganization contemplated by this Agreement qualifies as a “reorganization” under Section 368 of the Code, and thus will not give rise to the recognition of income, gain or loss for federal income tax purposes to the Fund, the DE Trust or the shareholders of the Fund or the DE Trust;

(d)       The Fund shall have received an opinion of Davis Gillett Mottern & Sims, LLC, dated the Effective Date of the Reorganization, addressed to and in form and substance reasonably satisfactory to the Fund, to the effect that (i) the DE Trust is a statutory trust duly formed, in good standing and having a legal existence under the laws of the State of Delaware; (ii) this Agreement and the transactions contemplated thereby and the execution and delivery of this Agreement have been duly authorized and approved by all requisite statutory trust action of the DE Trust and this Agreement is a legal, valid and binding agreement of the DE Trust in accordance with its terms; and (iii) the shares of the DE Trust to be issued in the reorganization, upon issuance thereof in accordance with this Agreement, will have been validly issued and fully paid and will be nonassessable by the DE Trust;

(e)       The DE Trust shall have received the opinion of Davis Gillett Mottern & Sims, LLC, dated the Effective Date of the Reorganization, addressed to and in form and substance reasonably satisfactory to the DE Trust, to the effect that: (i) the Fund is duly incorporated, legally existing and in good standing under the laws of the State of Maryland; and (ii) this Agreement and the transaction contemplated hereby and the execution and delivery of this Agreement have been duly authorized and approved by all requisite corporate action of the Fund and this Agreement is a legal, valid and binding agreement of the Fund in accordance with its terms;

(f)       This Agreement and the transactions contemplated hereby shall have been duly adopted and approved by the appropriate action of the Board of Directors and the shareholders of the Fund;

(g)       The shareholders of the Fund shall have voted to direct the Fund to vote, and the Fund shall have voted, to:

(1)	Elect as Trustees of the DE Trust the following individuals: Gurpreet S. Chandhoke, Robert Winspear, Jeya Kumar and Amit Mahajan; and

(2)	Approve an Investment Management Agreement between VII Peaks Capital, LLC (“Investment Manager”) and the DE Trust, which is substantially identical to the then-current Investment Management Agreement between Investment Manager and the Fund;

(h)       The Trustees of the DE Trust shall have duly adopted and approved this Agreement and the transactions contemplated hereby, including authorization of the issuance and delivery by the DE Trust of shares of the DE Trust on the Effective Date of the Reorganization and the assumption by the DE Trust of the Liabilities of the Fund in exchange for the Assets of the Fund pursuant to the terms and provisions of this Agreement, and shall have taken the following actions at a meeting duly called for such purposes:

(1)	Approval of the Investment Management Agreement described in paragraph (g)(2) of this Section 3 between Investment Manager and the DE Trust;

(2)	Approval of the assignment to the DE Trust of the custody agreement(s), as amended to date, between U.S. Bank National Association and the Fund, and between Wells Fargo, N.A. and the Fund;

(3)	Selection of OUM & Co., LLP as the DE Trust’s independent auditors for the fiscal year ending December 31, 2017;

(4)	Approval of the assignment to the DE Trust of fund administration agreement with U.S. Bank National Association;

(5)	Approval of a Dealer Manager Agreement, and form of Subdealer Agreement, between the DE Trust and Arete Wealth Management, LLC;

(6)	Approval of the assignment of a License Agreement between the Fund, VII Peaks Capital, LLC and VII Peaks-KBR BDC Advisor II, LLC;

(7)	Approval of the assignment to the DE Trust of a transfer agent and shareholder services agreement with Phoenix American Financial Services, Inc.;

(8)	Authorization of the issuance by the DE Trust of one share of the DE Trust to the Fund in consideration for the payment of $1.00 for the purpose of enabling the Fund to vote on the matters referred to in paragraph (h) of this Section 3, and the subsequent redemption of such shares, all prior to the Effective Date of the Reorganization; and

(9)	Submission of the matters referred to in paragraph (h) of this Section 3 to the Fund as sole shareholder of each series of the DE Trust.

At any time prior to the Closing, any of the foregoing conditions may be waived or amended, or any additional terms and conditions may be fixed, by the Boards of the Fund and the DE Trust, if, in the judgment of such Boards, such waiver, amendment, term or condition will not affect in a materially adverse way the benefits intended to be accorded the shareholders of the Fund and the DE Trust under this Agreement.

4.	Dissolution of the Fund.

Promptly following the Closing, the officers of the Fund shall take all steps necessary under Maryland law to dissolve its corporate status, including publication of any necessary notices to creditors, receipt of any necessary pre-dissolution clearances from the State of Maryland, and filing for record with the Secretary State of Maryland of Articles of Dissolution.

5.	Termination.

The Board of Directors of the Fund may terminate this Agreement and abandon the reorganization contemplated hereby, notwithstanding approval thereof by the shareholders of the Fund, at any time prior to the Effective Date of the Reorganization if, in the judgment of such Board, the facts and circumstances make proceeding with this Agreement inadvisable.

6.	Entire Agreement.

This Agreement embodies the entire agreement between the parties hereto and there are no agreements, understandings, restrictions or warranties among the parties hereto other than those set forth herein or herein provided for.

7.	Further Assurances; Other Agreements.

The Fund and the DE Trust shall take such further action as may be necessary or desirable and proper to consummate the transactions contemplated hereby.

8.	Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

9.	Governing Law.

This Agreement and the transactions contemplated hereby shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Fund and the DE Trust have each caused this Agreement and Plan of Reorganization to be executed on its behalf by its Chairman, President or a Vice President and attested by its Secretary or an Assistant Secretary, all as of the day and year first-above written.

VII PEAKS CO-OPTIVIST INCOME BDC II, INC.
(a Maryland corporation)

Attest:

By:	/s/ Michelle E. MacDonald	/s/ Gurpreet S. Chandhoke
Name:	Michelle E. MacDonald	Name:	Gurpreet S. Chandhoke
Title:	Secretary	Title:	Chief Executive Officer

VII PEAKS CO-OPTIVIST INCOME FUND
(a Delaware statutory trust)
Attest:

By:	/s/ Michelle E. MacDonald	/s/ Gurpreet S. Chandhoke
Name:	Michelle E. MacDonald	Name:	Gurpreet S. Chandhoke
Title:	Secretary	Title:	Chief Executive Officer